EXHIBIT 4.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of December 1, 2002.

TRANSGLOBE ENERGY CORPORATION
of #2900 - 530 – 5th Avenue S.W.
Calgary, Alberta T2P 0L4
(“TransGlobe” or “the Corporation”)

AND:

DAVID C. FERGUSON of
76 Church Ranches Blvd.,
Calgary, Alberta, T3R 1B1
(“Ferguson”)

RECITALS:

A.
David Ferguson is currently employed as the Chief Financial Officer, Secretary and Vice President, Finance of the Corporation until December 2, 2002. Mr. Ferguson has agreed to continue his appointment as the Chief Financial Officer, Secretary and Vice President, Finance of the Corporation; and

B.	The Board of Directors of TransGlobe (“Board”) has approved that appointment on the terms set out below:

AGREEMENTS:

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1	APPOINTMENT

1.1	Beginning on December 3, 2002 TransGlobe will continue to employ David Ferguson as Chief Financial Officer, Secretary and Vice President, Finance.

1.2	The appointment will continue until December 31, 2007 unless extended or sooner terminated as provided in this agreement.

2	RESPONSIBILITIES

2.1
Ferguson will diligently and faithfully devote all of his working time and attention exclusively to the business of TransGlobe and to the performance of his duties and responsibilities to the utmost of his ability, and will at all times use his best efforts to promote the interests of TransGlobe.

2.2
Without first obtaining written permission from TransGlobe, Ferguson will not enter into the service of, be employed by, or otherwise engaged in any capacity by any person, firm or corporation other than TransGlobe.

2.3
Ferguson will have the authority, subject always to the general and specific instructions and directions of the President and the Board of Directors of TransGlobe, to manage the business of TransGlobe, except in matters required by law to be done by the President or the Board of Directors or the shareholders.

2.4	Ferguson will conform to all lawful direction of the Board and comply with the Memorandum and Articles of TransGlobe.

3	FIDUCIARY DUTY

3.1
Ferguson acknowledges that he has a fiduciary relationship with TransGlobe, whereby he has an absolute duty of trust and fidelity to TransGlobe, to act loyally and with the utmost good faith exclusively in the best interests of TransGlobe and to avoid any conflict of interest.

3.2	(a)
Ferguson acknowledges that as Chief Financial Officer and Vice President, Finance, and in any other position as Ferguson may hold, Ferguson will acquire information of certain matters and things which are confidential to TransGlobe, and which information is the exclusive property of TransGlobe.

(b)
Ferguson acknowledges the information as referred to in (a) above could be used to the detriment of TransGlobe. Accordingly, Ferguson undertakes not to disclose any of it to any third party either during the term of his employment, except as may be necessary in the proper discharge of his employment under this Agreement, or after the term of his employment, however caused, except with the written permission of TransGlobe.

(c)
Ferguson acknowledges and agrees that, without prejudice to any other rights of TransGlobe, in the event of his violation or attempted violation of any of the covenants contained in (a) and (b) above, an injunction or any other remedy shall be the only effective remedy to protect TransGlobe’s rights and property as set out in (a) and (b) above, and that an interim injunction may be granted immediately on the commencement of any suit.

3.3
At the end of Ferguson’s employment with TransGlobe, he will immediately return to TransGlobe all documents, papers, materials and other property of or relating to the affairs of TransGlobe or any of its subsidiaries which may be in his possession or control.

4	REMUNERATION

4.1

From December 1, 2002 TransGlobe will pay to Ferguson an annual salary of $141,600 (Cdn.) “Annual Base Salary” which will be paid in equal monthly instalments in arrears of $11,800 each. Annual Base Salary will be reviewed annually by the Compensation Committee for the years 2004, 2005, 2006 and 2007 to determine if an increase in the Annual Base salary will be recommended to the Board.

5	INSURANCE BENEFITS

5.1	TransGlobe will continue to enrol Ferguson in the medical and dental insurance programs presently in force for employees of TransGlobe.

5.2	The Corporation will pay all premium costs for the benefits described in Section 5.1.

6	VACATION

6.1
In addition to statutory holidays, TransGlobe will provide Ferguson with annual paid vacation of 25 working days each year, to be taken when he deems appropriate in consideration of TransGlobe’s operational requirements.

6.2
If Ferguson does not use all of his vacation entitlement in a given year, he may accumulate it and use it in a subsequent year. If Ferguson has unused vacation entitlement to his credit when this Agreement is ended, he will be paid its equivalent cash value.

6.3	TransGlobe may require Ferguson to use up unused vacation entitlement.

7	EXPENSES AND ALLOWANCES

7.1	TransGlobe will reimburse Ferguson for all reasonable expenses incurred by him in connection with TransGlobe’s business, in accordance with its applicable policies.

7.2
TransGlobe will, subject to insurability, secure and pay the premiums for a life insurance policy on Ferguson’s life in an amount of not less than one year’s salary in which the person designated by Ferguson will be the beneficiary.

7.3	TransGlobe will pay Ferguson a parking allowance for one space in the Calgary down town area near the TransGlobe office location.

8	SHARE OPTIONS

8.1
In addition to the fixed compensation set out in Section 4, Ferguson is entitled to participate in TransGlobe’s Stock Option Plan. Ferguson currently is entitled to purchase 400,000 common shares of TransGlobe.

8.2
TransGlobe may issue to Ferguson additional Share Options in accordance with the policies and rules of TransGlobe’s Stock Option Plan, as determined by the Compensation Committee of TransGlobe. All such new Share Options would be subject to the approval of the Board of Directors of TransGlobe and may also be subject to the approval of the Toronto Stock Exchange (“TSX”) in accordance with its policies.

9	BONUSES

9.1	TransGlobe may pay to Ferguson a performance bonus in such amount as may be determined by the Compensation Committee of TransGlobe.

10	ENDING

10.1	TransGlobe may end this Agreement and Ferguson’s employment at any time for just cause, without any notice and without any liability to TransGlobe.

10.2
TransGlobe may end this Agreement and Ferguson’s employment at any time without just cause by giving a written notice to Ferguson. Upon giving such notice TransGlobe will pay to Ferguson a retiring allowance in an amount equal to 24 months of his then current monthly salary and benefits.

10.3	(a)
Ferguson may end this Agreement and his employment, without further liability to TransGlobe, by giving 30 days written notice of resignation to the Board of Directors, which TransGlobe may waive in whole or in part.

(b)
If any person (as defined in the Securities Act (Alberta) (the “Act”) together with his or its “associates” (as defined in the Act) acquires “beneficial ownership” (as defined in the Act) of 20 per cent or more of the outstanding common shares of the Corporation, as evidenced by such person’s insider report filed with the Alberta Securities Commission or the Corporation’s register of members or such other reasonable evidence, other than a current insider of the Corporation (as defined in the Act) Ferguson may, within 6 months after that event, elect to end this Agreement and his employment and TransGlobe will pay to Ferguson a retiring allowance in an amount equal to 24 months of his then current salary and benefits.

10.4	If Ferguson should die during the term of this Agreement TransGlobe will pay to his estate an amount equal to 6 months of his then current salary and benefits.

10.5
Ferguson acknowledges that the arrangements described in this Section 10 are fair and reasonable and constitute TransGlobe’s sole obligation to provide notice of termination, severance pay or related compensation.

10.6	Regardless of how this Agreement and Ferguson’s employment is ended, Section 3 will remain in effect after it is ended.

11	NON-COMPETITION

11.1	(a)
Ferguson agrees with and for the benefit of TransGlobe that for a period of 6 months from the date of termination of Ferguson’s employment, however caused, he will not be engaged in a business which directly competes with the business of TransGlobe (directly or through its subsidiaries) in international oil and gas exploration, production and development in the countries in which TransGlobe then operates.

(b)
Ferguson further agrees that, during employment pursuant to this Agreement and for a period of 6 months following termination of employment, however caused, he will not hire or take away or cause to be hired or taken away any employee of TransGlobe or, following termination of Ferguson’s employment, any employee who was in the employ of TransGlobe during the 6 months preceding termination.

12	DIRECTOR’S LIABILITY INSURANCE/INDEMNITY

12.1	TransGlobe will carry directors’ and senior officers’ insurance so long as its cost is not, in the Board’s opinion, excessive.

12.2	TransGlobe will indemnify Ferguson in respect of his actions or omissions as the Chief Financial Officer, Secretary and Vice President, Finance to the extent permitted by law.

13	TRANSGLOBE’S PROPERTY

13.1
Ferguson acknowledges that all items of any and every nature or kind created or used by Ferguson under this Agreement, or furnished by TransGlobe or any of its subsidiaries to Ferguson, and all equipment, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of TransGlobe at all times and shall be surrendered to TransGlobe, in good condition, promptly on the termination of Ferguson’s employment irrespective of the time, manner or cause of the termination.

14	ASSIGNMENT OF RIGHTS

14.1	The rights which accrue to TransGlobe under this agreement shall pass to its successors or assigns. The rights of Ferguson under this Agreement are not assignable or transferable in any manner.

15	NOTICES

15.1	(a) Any notice required or permitted to be given to Ferguson shall be sufficiently given if delivered to Ferguson personally or if mailed by registered mail to Ferguson’s address last known to TransGlobe.

(b) Any notice required or permitted to be given to TransGlobe shall be sufficiently given if mailed by registered mail to TransGlobe’s Head Office at its address last known to Ferguson.

16	GOVERNING LAW

16.1	This Agreement shall be construed in accordance with the laws of the Province of Alberta.

17	INDEPENDENT LEGAL ADVICE

17.1
Each of TransGlobe and Ferguson hereby confirm and acknowledge that they have sought independent legal advice with respect to their respective rights and obligations arising from this Agreement and each such party does further confirm and acknowledge with the understanding that each such party is relying upon such representations in entering into this Agreement, that this Agreement constitutes a legal, binding agreement, enforceable as against each such party in accordance with its terms.

18	DISPUTE RESOLUTION

18.1
Before initiating any legal proceedings, the parties will attempt to resolve all disputes concerning the interpretation, application or enforcement of any term of this Agreement by mediated negotiation, and will use their best efforts to resolve any dispute through mediation.

18.2
If a dispute between the parties concerning the interpretation, application or enforcement of any term of this Agreement is not resolved by mediation within 90 days after one party notifies the other in writing of an intention to mediate the dispute, the parties will submit the matter to binding arbitration, pursuant to the provisions of the Arbitration Act of Alberta, and the parties hereby irrevocably authorize any arbitrator who may be appointed to endeavour to mediate the resolution of the dispute before rendering a binding award.

19	ENTIRE AGREEMENT

19.1
This Agreement contains the entire agreement between the parties with respect to Ferguson’s employment, and no amendment or variation of the terms of this Agreement will be effective or binding unless made in writing and signed by both of them.

TO EVIDENCE THEIR AGREEMENT the parties have executed this document on the dates appearing below.

TRANSGLOBE ENERGY CORPORATION

Per:      (signed) R. A. Halpin
            Authorized Signatory

Name: Mr Robert A. Halpin

Title: Director & Chairman of the Board

Date: December 4, 2002

SIGNED AND DELIVERED on	)
November 29, 2002 in the presence of:	)
)
(signed) Lloyd Herrick	)
(Signature))
)
	)	(signed) D. C. Ferguson
LLOYD HERRICK	)	DAVID FERGUSON
(Print Name))
)
)
Calgary, AB	)
(Address))
)
Engineer	)
(Occupation))